                                                                 Exhibit 12

                                VOTING AGREEMENT

        This VOTING AGREEMENT (the "Agreement"), dated as of October 8, 1998, is entered into by and among Clear Channel Communications, Inc., a Texas corporation ("Parent"), and the other party listed on the signature page hereof (the "Stockholder").

        WHEREAS, Parent, CCU Merger Sub, Inc. ("Merger Sub") and Jacor Communications, Inc. (the "Company"), have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge Merger Sub with and into the Company (the "Merger");

        WHEREAS, as of the date hereof, the Stockholder is the owner of the number of shares (the "Shares") of common stock, par value $0.0l per share, of the Company (the "Company Common Stock") set forth opposite such Stockholder's name on Schedule I attached hereto; and

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Stockholder agree, and the Stockholder is willing to agree, to the matters set forth herein. Except as specified herein, terms defined in the Merger Agreement are used herein as defined therein.

        NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

        1.  Voting of Shares.

            1.1. Voting Agreement. The Stockholder hereby agrees to vote (or cause to be voted) all of the Shares (and any and all securities issued or issuable in respect thereof) which such Stockholder is entitled to vote (or to provide his written consent thereto), at any annual, special or other meeting of the stockholders of the Company, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or otherwise:

            (i) in favor of the Merger and the approval and adoption of the terms contemplated by the Merger Agreement and any actions required in furtherance thereof;

            (ii) against any action or agreement that is reasonably likely to result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under this Agreement or the Merger Agreement; and

            (iii) except for all such actions which may be permitted to the Company under Section 5.1 of the Merger Agreement, against (A) any extraordinary corporate transaction, such as a merger, rights offering, reorganization, recapitalization or liquidation involving the Company or any of its subsidiaries other than the Merger, (B) a sale or transfer of a material amount





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                                                                    Exhibit 12

of assets of the Company or any of its material subsidiaries or the issuance of any securities of the Company or any subsidiary, (C) any change in the Board of Directors of the Company other than in connection with an annual meeting of the shareholders of the Company with respect to the slate of directors proposed by the incumbent Board of Directors of the Company (in which case they agree to vote for the slate proposed by the incumbent Board) or (D) any action that is reasonably likely to materially impede, interfere with, delay, postpone or adversely affect in any material respect the Merger and the transaction contemplated by the Merger Agreement.

        2. Representations and Warranties of Stockholder. The Stockholder represents and warrants to Parent as follows in each case as of the date hereof:
            2.1. Binding Agreement. The Stockholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Stockholder has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

            2.2. No Conflict. Neither the execution and delivery of this Agreement, nor the compliance with any of the provisions hereof in each case by the Stockholder (a) require any consent, approval, authorization or permit of, registration, declaration or filing (except for filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) with, or notification to, any governmental entity, (b) result in a default (or an event which, with notice or lapse of time or both, would become a default) or give rise to any right of termination by any third party, cancellation, amendment or acceleration under any material contract, agreement, instrument, commitment, arrangement or understanding, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to any of the Shares, (c) require any material consent, authorization or approval of any person other than a governmental entity which has not been obtained, or (d) violate or conflict with any order, writ, injunction, decree or law applicable to the Stockholder or the Shares.

            2.3. Ownership of Shares. Except as set forth in Schedule II and except as may be provided in the organizational documents, if any, of the Stockholder, the Stockholder is the record and beneficial owner of the Shares free and clear of any security interests, liens, charges, encumbrances, options or restriction on the right to vote the Shares. The Stockholder holds exclusive power to vote the Shares, subject to the limitations set forth in Section 1 of this Agreement. The Shares represent all of the shares of capital stock of the Company beneficially owned by Stockholder.

        3. Representations and Warranties of Parent. Parent represents and warrants to the Stockholder as follows in each case as of the date hereof:

            3.1. Binding Agreement. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and has full corporate





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                                                                 Exhibit 12
power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Merger Agreement by Parent and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Parent, and except for the approval of the issuance of shares of Parent Common Stock in the Merger by holders of a majority of the outstanding shares of Parent Common Stock actually present and voting at the Parent Special Meeting, no other corporate proceedings on the part of Parent are necessary to authorize the execution, delivery and performance of this Agreement and the Merger Agreement by Parent and the consummation of the transactions contemplated thereby. Parent has duly and validly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

            3.2. No Conflict. Neither the execution and delivery of this Agreement, the consummation by Parent of the transactions contemplated hereby, nor the compliance by Parent with any of the provisions hereof will (a) conflict with or result in a breach of any provision of its Articles of Incorporation or By-laws, (b) require any consent, approval, authorization or permit of, registration, declaration or filing (except for filings under the Exchange Act) with, or notification to, any governmental entity, (c) result in a default (or an event which, with notice or lapse of time or both, would become a default) or give rise to any right of termination by any third party, cancellation, amendment or acceleration under any contract, agreement, instrument, commitment, arrangement or understanding, (d) require any material consent, authorization or approval of any person other than a governmental entity, or (e) violate or conflict with any order, writ, injunction, decree or law applicable to Parent.


        4. Transfer and Other Restrictions. For so long as the Merger Agreement is in effect:

            4.1.  Certain Prohibited Transfers.  The Stockholder agrees not to:

            (a) sell, transfer, assign (except as part of a bona fide pledge) or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment or other disposition of, the Shares or any interest contained therein (except as part of a bona fide pledge), during the period commencing 57 trading days prior to the Estimated Closing Date(a) sell, transfer, assign (except as part of a bona fide pledge) or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment or other disposition of, the Shares or any interest contained therein (except as part of a bona fide pledge), during the period commencing 57 trading days prior to the Estimated Closing Date and ending on the second trading day prior to the Estimated Closing Date (the "Restriction Period"). For purpose of this Agreement, the term "Estimated Closing Date" shall mean, a date specified in a notice delivered by Parent to the Stockholder, which date is to be determined in good faith by the General Counsel of the Parent following consultation with the General Counsel of the Company to be the date on which the Merger will be consummated, and which Estimated Closing Date shall be the later of (i) the sum of 90 calendar days plus 57 trading days from the date hereof, and (ii) the sum of 20 calendar days plus 57 trading days following the delivery of such notice.





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                                                                      Exhibit 12
        (b) except as contemplated by this Agreement, grant any proxies or power of attorney or enter into a voting agreement or other arrangement with respect to the Shares, other than this Agreement; (b) except as contemplated by this Agreement, grant any proxies or power of attorney or enter into a voting agreement or other arrangement with respect to the Shares, other than this Agreement;

        (c) deposit the Shares into a voting trust; nor

        (d) during the Restriction Period, buy, sell or trade any equity security of Parent including, without limitation, entering into any put, call, option, swap, collar or any other derivative transaction which has a similar economic effect.

     Any date selected by the General Counsel of Parent pursuant to Section 4.1(a) as the Estimated Closing Date may be delayed to a later date by the General Counsel in like manner by notice delivered by the Parent to the Stockholder at least 20 days prior to the end of the Restriction Period, but any trading restriction resulting from such extension shall be suspended for a period of ten trading days before becoming effective.

        4.2. Additional Shares. Without limiting the provisions of the Merger Agreement, in the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting the Shares or (ii) the Stockholder shall become the beneficial owner of any additional shares of Company Common Stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 1 hereof, then the terms of this Agreement shall apply to the shares of capital stock or other securities of the Company held by the Stockholder immediately following the effectiveness of the events described in clause (i) or the Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Shares hereunder. The Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new shares of Company Common Stock acquired by the Stockholder, if any, after the date hereof.

     5. Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that each party shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy which may be available at law or in equity.

     6. Termination. Except for Sections 6 and 7 hereof, which shall survive for the period specified therein, this Agreement shall terminate on the earlier of (i) the termination of the Merger Agreement, (ii) the agreement of the parties hereto to terminate this Agreement, (iii) consummation of the Merger and
(iv) the date the Stockholder ceases to own any Shares.6. Termination. Except for Sections 6 and 7 hereof, which shall survive for the period specified therein, this Agreement shall terminate on the earlier of (i) the termination of the Merger Agreement, (ii) the agreement of the parties hereto to terminate this Agreement, (iii) consummation of the Merger and (iv) the date the Stockholder ceases to own any Shares.

     7. Indemnification. Parent shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, the Stockholder against any costs or expenses (including attorneys' fees as provided below), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation by the Company or any stockholder of the Company asserting any breach by the Stockholder of any

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



                                                                      Exhibit 12

fiduciary duty on his part to the Company or the other stockholders of the Company by reason of the Stockholder entering into this Agreement, for a period of six years after the date hereof. In the event the Stockholder seeks indemnification from Parent for any such claim, action, suit, proceeding or investigation (whether arising before or after the termination of this Agreement), (a) Parent shall pay the fees and expenses of one counsel selected by the Stockholder and reasonably acceptable to Parent to represent Stockholder in connection therewith promptly after statements therefor are received, and
(b) Parent and Merger Sub will cooperate in the defense of any such matter; provided, however, that Parent shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); provided, further, that in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims.

     8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

        If to Parent, to:

                Clear Channel Communications, Inc.
                200 Concord Plaza
                Suite 600
                San Antonio, Texas  78216
                Attention:  Randall Mays
                Facsimile No.:  (210) 822-2299

                with a copy to:

                Akin, Gump, Strauss, Hauer & Feld L.L.P.
                1700 Pacific Avenue
                Suite 4100
                Dallas, Texas  75201
                Attention:  Ford Lacy, P.C.
                Facsimile No.:  (214) 969-4343

        If to Stockholder, to the Stockholder at:

                2 North Riverside Plaza
                Chicago, Illinois 60606
                Facsimile No.: (312) 559-1279

                                                                      Exhibit 12
        with a copy to:

                Rosenberg & Liebentritt
                Two North Riverside Plaza
                Suite 1600
                Chicago, Illinois 60606
                Attention: Alisa M. Singer
                Facsimile No.: (312) 454-0335








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                                                                 Exhibit 12
     9. Certain Events. The Stockholder agrees not to sell or transfer more than 2,600,000 Shares to any transferee that is not reasonably believed by the Stockholder to be a financial investor engaged in the business of investing in marketable securities, a bank, an insurance company, a pension fund or a person described in Rule 13d-1(b)(ii) of the Exchange Act (collectively the InstitutionalInvestors) (it being understood that a leveraged buyout fund with significant investments in the broadcast industry shall not be deemed to be an Instituional Investor) unless the Stockholder obtains the agreement of such transferee to execute an agreement containing the operative provisions of this Agreement, excluding Sections 2, 4.1(a), 4.1(d), 4.2 and 9.

     10. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     11. Consideration. This Agreement is granted in consideration of the execution and delivery of the Merger Agreement by Parent.

     12. Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     13. Successors and Assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns; provided, that this Agreement shall not be binding upon any transferee of the Shares, including without limitation any Institutional Investors.

     14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     15. Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law).

     16. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.


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                                                                      Exhibit 12
     17. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     18. Shareholder Capacity. No Stockholder or designee of any Stockholder who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in its capacity as such director or officer. Each Stockholder signs solely in its capacity as the record holder and beneficial owner of such Stockholder's Shares and nothing herein shall limit or affect any actions taken by a Stockholder any designee of any Stockholder in his or her capacity as an officer or director of the Company.


     IN WITNESS WHEREOF, this Agreement haw been duly executed and delivered by the Stockholder and a duly authorized officer of Parent on the day and year first written above.

                                   CLEAR CHANNEL COMMUNICATIONS, INC.



                                    By:
                                        ---------------------------------
                                        Name: Randall Mays
                                        Title: Chief Financial Officer



                                    [EACH OF ZELL/CHILMARK FUND, L.P., SAMSTOCK,
                                    SZ2 (IGP) PARTNERSHIP
                                    and SAMUEL ZELL]





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